Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements of our report dated February 22, 2006, relating to the consolidated financial statements and financial statement schedules of Hartford Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004) appearing in this Annual Report on Form 10-K of Hartford Life Insurance Company for the year ended December 31, 2005.
Form S-3 Registration Nos.
333-112244
333-123441
333-128617
DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 22, 2006